3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

May 4, 2018

The Herzfeld Caribbean Basin Fund, Inc. 119 Washington Avenue, Suite 504 Miami Beach, FL 33139
Re:	The Herzfeld Caribbean Basin Fund, Inc. Investment Company Act of 1940 File No. 811-06445 Shelf Offering

Ladies and Gentlemen:

We have acted as counsel to The Herzfeld Caribbean Basin Fund, Inc., a corporation formed under the laws of the State of Maryland (the “Company” or "Fund"), in connection with the registration, under the 1933 Act, of the proposed offering by the Company of additional shares of common stock, par value $0.001 per share (the “Shares”)  on an immediate, delayed or continuous basis in reliance on Rule 415 under the 1933 Act.  The Company is registering currently $88,000,000 of Shares, in accordance with the Fund’s registration statement on Form N-2 (File No. 811-06445) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act") and the Investment Company Act of 1940, as amended (the “1940 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Fund’s Registration Statement, the Articles of Incorporation and By-Laws of the Fund, and the action of the Fund that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Fund. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

The Herzfeld Caribbean Basin Fund, Inc

May 4, 2018

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the prospectus that is being filed as part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP

cc:	Mr. Erik M. Herzfeld, President Reanna J.M. Lee, Esq. Joseph V. Del Raso, Esq.